Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2012 relating to the consolidated financial statements and financial statement schedule of ePlus inc. and subsidiaries (“ePlus” or the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the correction of the accompanying 2011 and 2010 consolidated financial statements and the adverse opinion of the Company’s internal control over financial reporting), and our report dated June 14, 2012 relating to the effectiveness of ePlus’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), incorporated by reference in the Annual Report on Form 10-K of ePlus for the year ended March 31, 2012.

/s/ Deloitte & Touche LLP

McLean, Virginia
February 25, 2013